TREDEGAR REPORTS THIRD-QUARTER 2016 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--November 1, 2016--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported third-quarter financial results for the period ended September 30, 2016.
Third quarter 2016 net income was $12.0 million ($0.37 per share) compared with net loss of $36.7 million ($1.13 per share) in the third quarter of 2015. Net income from ongoing operations, which excludes the special items shown in the table below, was $7.4 million ($0.22 per share) in the third quarter of 2016 compared with $9.3 million ($0.28 per share) in the third quarter of 2015. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and nine months ended September 30, 2016 and 2015, is shown below:

(in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss) as reported under GAAP	$12.0	$(36.7)	$22.7	$(26.3)
After-tax effects of:
Losses associated with plant shutdowns, asset impairments and restructurings	1.1	1.5	2.7	1.7
(Gains) losses from sale of assets and other **	(5.7)	—	(6.1)	2.2
Goodwill impairment charge	—	44.5	—	44.5
Net income from ongoing operations *	$7.4	$9.3	$19.3	$22.1

Earnings (loss) per share as reported under GAAP (diluted)	$0.37	$(1.13)	$0.69	$(0.81)
After-tax effects per diluted share of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.03	0.05	0.08	0.05
(Gains) losses from sale of assets and other **	(0.18)	—	(0.18)	0.07
Goodwill impairment charge	—	1.36	—	1.36
Earnings per share from ongoing operations (diluted) *	$0.22	$0.28	$0.59	$0.67
* See Notes to the Financial Tables in this press release for further details regarding the special items that reconcile net income (loss) to net income from ongoing operations and earnings (loss) per share to earnings per share from ongoing operations.
** Includes $5.7 million ($0.18 per share) net tax benefit from excess foreign tax credits related to the repatriation of cash from operations in Brazil. See Note (d) in the Notes to Financial Tables for additional details.

Highlights for third quarter 2016 include:

•	Operating profit from ongoing operations for Bonnell Aluminum of $9.4 million was $2.2 million higher than the third quarter of 2015

•	Operating profit from ongoing operations for PE Films of $9.0 million was $0.7 million lower than the third quarter of 2015

•	Operating profit from ongoing operations for Flexible Packaging Films declined

John D. Gottwald, Tredegar’s president and chief executive officer, said, “Performance for the quarter was mixed.  Bonnell Aluminum had another quarter of strong profit growth, although we expect to see a seasonal slowdown over the next two quarters.”
Mr. Gottwald added, “Profits in our PE Films segment were down in comparison to last year, with results still impacted by business lost in Personal Care.  Looking forward, we believe that our customer relationships in Personal Care are improving, which could provide longer term opportunities.”
Mr. Gottwald continued, “Terphane’s results continue to be volatile, with pricing and margins squeezed by significant excess industry capacity and difficult economic conditions in Brazil.”

OPERATIONS REVIEW
PE Films
PE Films is comprised of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of third-quarter and year-to-date operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2016	2015		2016	2015
Sales volume (lbs)	33,754	40,023	(15.7)%	106,214	121,866	(12.8)%
Net sales	$82,179	$93,943	(12.5)%	$251,473	$292,259	(14.0)%
Operating profit from ongoing operations	$9,011	$9,745	(7.5)%	$23,564	$35,849	(34.3)%
Third-Quarter Results vs. Prior Year Third Quarter Results
Net sales (sales less freight) in the third quarter of 2016 decreased by $11.8 million versus 2015 primarily due to:

•	The wind down of volume related to lost business in personal care materials with PE Films’ largest customer ($6.3 million) and other personal care customers ($1.2 million) (see discussion below);

•	Lower volume in personal care materials primarily due to the timing of product transitions ($3.8 million);

•	An increase in surface protection films revenue ($1.8 million) primarily due to an improved sales mix; and

•	Lower volume of low margin overwrap films ($2.3 million) primarily due to the loss of business with a large customer.
As noted above, current year sales volume has declined in part due to the wind down of shipments for certain personal care materials related to previously announced known lost business, primarily with PE Films’ largest customer. The restructuring project to consolidate domestic manufacturing facilities in PE Films, which commenced in the third quarter of 2015 (“North American facility consolidation”), is expected to be completed in the middle of 2017. Once complete, annual pre-tax cash cost savings are expected to be approximately $5-6 million on cash-related expenditures. Exit costs are expected to be approximately $17 million. The table below summarizes the pro forma operating profit from ongoing operations for the third quarters of 2016 and 2015, had the impact of the events noted above been fully realized:

	Three Months Ended September 30,
(In Thousands)	2016	2015
Operating profit from ongoing operations, as reported	$9,011	$9,745
Contribution to operating profit from ongoing operations associated with known lost business before restructurings & fixed costs reduction	236	3,023
Operating profit from ongoing operations net of the impact of known business that will be fully eliminated in future periods	8,775	6,722
Estimated future benefit of North American facility consolidation	1,300	1,300
Pro forma estimated operating profit from ongoing operations	$10,075	$8,022
Net sales associated with known lost business that have yet to be fully eliminated were $0.9 million and $8.4 million in the third quarters of 2016 and 2015, respectively.
Net of the impact of known lost business, pro forma estimated operating profit from ongoing operations in the third quarter of 2016 increased by $2.1 million versus the third quarter of 2015 primarily due to:

•	Higher contribution to profits from surface protection films ($1.2 million), primarily due to a favorable sales mix;

•	Lower contribution to profits in personal care materials primarily due to sales declines resulting from the timing of product transitions ($0.4 million);

•	Higher contribution to profits from other products in PE Films ($1.0 million); and

•
Higher research and development (“R&D”) expenses to support new product opportunities ($0.7 million), offset by lower general, sales and administrative expenses and productivity improvements ($0.9 million).

The Company has increased R&D spending in 2016 in PE Films and expects to spend approximately $4 million more on R&D than in 2015, with a focus on developing materials that improve cost and performance for customers.
The surface protection operating segment of the PE Films reporting segment supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation process and then discarded.
As previously discussed, the Company believes that over the next few years, there is an increased risk that a portion of its film used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. The Company estimates on a preliminary basis that the annual adverse impact on ongoing operating profit from customer shifts to alternative processes or materials in surface protection is in the range of up to $5 to $10 million. Given the technological and commercial complexity involved in bringing these alternative processes and materials to market, the Company is very uncertain as to the timing and ultimate amount of the possible transitions. In response, the Company is aggressively pursuing new surface protection products, applications and customers.
The Company continues to anticipate a significant additional product transition in its personal care business after 2018 that has an estimated annual adverse impact on ongoing operating profit of $10 million. The competitive dynamics in the personal care business require continuous development of new materials for customers, which include the leading global and regional personal care producers.      The product development process for personal care materials, which spans from idea inception to product commercialization, is typically 24 to 48 months.
Amounts estimated for the expected impact on future profits of lost business and product transitions are provided on a stand-alone basis and do not include any potential offsets such as sales growth, cost reductions or new product developments.
Year-To-Date Results vs. Prior Year Year-To-Date Results
Net sales in the first nine months of 2016 decreased by $40.8 million versus 2015 primarily due to:

•	The loss of business with PE Films’ largest customer related to various products in personal care materials ($17.1 million) and other personal care materials customers ($6.4 million);

•	Lower volume in personal care materials primarily due to the timing of product transitions ($8.0 million);

•	A decline in volume in surface protection films ($3.5 million) that is believed to be the result of lower consumer demand for products with flat panel display screens in the first half of 2016; and

•	Lower volume of low margin overwrap films ($7.1 million) primarily due to the loss of business with a large customer, partially offset by sales growth in other areas ($1.3 million).
The table below summarizes the pro forma operating results for the first nine months of 2016 and 2015 had the impact of known lost business and efforts to consolidate domestic PE Films manufacturing facilities been fully realized:

	Nine Months Ended September 30,
(In Thousands)	2016	2015
Operating profit from ongoing operations, as reported	$23,564	$35,849
Contribution to operating profit from ongoing operations associated with known lost business before restructurings & fixed costs reduction	2,843	10,638
Operating profit from ongoing operations net of the impact of known business that will be fully eliminated in future periods	20,721	25,211
Estimated future benefit of North American facility consolidation	3,900	3,900
Pro forma estimated operating profit from ongoing operations	$24,621	$29,111
Net sales associated with known lost business that have yet to be fully eliminated were $8.6 million and $32.1 million in the first nine months of 2016 and 2015, respectively.
Net of the impact of known lost business, pro forma estimated operating profit from ongoing operations in the first nine months of 2016 decreased by $4.5 million versus the first nine months of 2015 primarily due to:

•	Lower contribution to profits from surface protection films ($2.9 million) primarily due to lower volume and unfavorable sales mix changes;

•	Lower contribution to profits in personal care materials primarily due to volume declines resulting from the timing of product transitions ($3.0 million);

•	Higher contribution to profits from other products in PE Films ($0.5 million); and

•
Higher research and development expenses to support new product opportunities ($2.6 million), offset by lower general, sales and administrative expenses ($2.0 million) and lower depreciation ($1.2 million).

Capital Expenditures, Depreciation & Amortization
Capital expenditures in PE Films were $20.0 million in the first nine months of 2016 compared to $13.8 million in the first nine months of 2015. PE Films currently estimates that total capital expenditures in 2016 will be $27 million, including approximately $10 million for routine capital expenditures required to support operations. Capital spending for strategic projects in 2016 includes: expansion of elastics capacity in Europe, the North American facility consolidation, added capacity for the production of a new topsheet for feminine hygiene products, and expansion of surface protection films capacity in China. Depreciation expense was $10.0 million in the first nine months of 2016 and $12.1 million in the first nine months of 2015. Depreciation expense is projected to be $13 million in 2016.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of third-quarter and year-to-date operating results from ongoing operations for Terphane is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2016	2015		2016	2015
Sales volume (lbs)	23,204	22,495	3.2%	66,222	59,968	10.4%
Net sales	$27,303	$27,155	0.5%	$80,888	$77,339	4.6%
Operating profit from ongoing operations	$93	$4,102	(97.7)%	$1,184	$1,793	(34.0)%

Third-Quarter Results vs. Prior Year Third Quarter Results
Sales volume improved by 3.2% from the third quarter of 2015 to the third quarter of 2016 primarily due to improvement in production output that led to additional sales. Net sales in the third quarter of 2016 increased 0.5% versus the third quarter of 2015.
Operating profit from ongoing operations in the third quarter of 2016 versus the third quarter of 2015 decreased by $4.0 million primarily due to:

•
Net refunds of $2.0 million in the third quarter of 2015 (none in 2016) received as a result of the reinstatement by the U.S. of the Generalized System of Preferences (GSP) program for allowing duty-free shipment of Terphane’s products to the U.S.; and

•	Foreign currency transaction gains of $0.1 million in the third quarter of 2016 versus $2.2 million in the third quarter of 2015, associated with U.S. dollar denominated export sales in Brazil.
In addition, the financial results for Terphane continue to be adversely impacted by competitive pressures that are primarily related to ongoing excess global capacity in the industry, particularly in Latin America, and unfavorable economic conditions in its primary market of Brazil. The Company expects Terphane’s future operating results to continue to be volatile until industry capacity utilization and the Brazilian business environment improve.
Year-To-Date Results vs. Prior Year Year-To-Date Results
Sales volume improved by 10.4% from the first nine months of 2015 to the first nine months of 2016 primarily due to improvement in production output that led to additional sales. Net sales in the first nine months of 2016 increased 4.6% versus the first nine months of 2015 primarily due to the increase in sales volume offset by lower pricing as a result of lower raw material prices.

Operating profit from ongoing operations in the first nine months of 2016 was $1.2 million versus $1.8 million the first nine months of 2015 primarily due to:

•
Foreign currency transaction losses of $3.2 million in the first nine months of 2016 versus foreign currency transaction gains of $3.6 million in the first nine months of 2015, associated with U.S. dollar denominated export sales in Brazil;

•	Higher volume ($2.7 million) and operating efficiencies ($3.2 million);

•	Net refunds of $1.5 million in the first nine months of 2015 received as a result of the reinstatement of the GSP program (none in 2016);

•	The estimated lag in the pass through of lower raw material costs of $1.2 million in the first nine months of 2016 versus $0.1 million in the first nine months of 2015; and

•	Lower depreciation and amortization costs ($0.4 million) and other costs and expenses ($0.3 million).
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Terphane were $2.0 million in the first nine months of 2016 compared to $2.5 million in the first nine months of 2015. Terphane currently estimates that total capital expenditures in 2016 will be less than $5 million, including $3 million for routine capital expenditures required to support operations. Depreciation expense was $4.9 million in the first nine months of 2016 and $5.2 million in the first nine months of 2015. Depreciation expense is projected to be $7 million in 2016. Amortization expense was $2.1 million in the first nine months of 2016 and $2.2 million in the first nine months of 2015, and is projected to be $3 million in 2016.

Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for building and construction, automotive, consumer durables, machinery and equipment, electrical and distribution markets. A summary of third-quarter and year-to-date results from ongoing operations for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2016	2015		2016	2015
Sales volume (lbs)	43,549	44,811	(2.8)%	129,872	127,184	2.1%
Net sales	$91,067	$94,812	(3.9)%	$269,987	$286,660	(5.8)%
Operating profit from ongoing operations	$9,427	$7,272	29.6%	$27,786	$20,863	33.2%
Third-Quarter Results vs. Prior Year Third Quarter Results
Net sales in the third quarter of 2016 decreased versus 2015 primarily due to lower sales volume and a decrease in average selling prices.  Lower sales volume, primarily in building and construction, reflected a slowdown in demand in the nonresidential market versus rising demand in 2015.  The lower sales volume, partially offset by higher sales in the automotive market, had a net negative impact of $2.9 million on sales in the third quarter of 2016 versus the third quarter of 2015. Lower average net selling prices, primarily attributed to a decrease in aluminum market prices, had an unfavorable impact on net sales of $0.9 million.
Operating profit from ongoing operations in the third quarter of 2016 increased in comparison to the third quarter of 2015 by $2.2 million, as a result of production efficiencies ($0.6 million), improved management of freight logistics and lower utility costs ($0.6 million), and lower materials, supply and other net costs ($1.0 million).
Year-To-Date Results vs. Prior Year Year-To-Date Results
Net sales in the first nine months of 2016 decreased versus 2015 primarily due to a decrease in average selling prices, partially offset by higher sales volume. Higher sales volume, primarily in the nonresidential building and construction and automotive markets, had a favorable impact of $4.5 million on sales in the first nine months of 2016 versus the first nine months of 2015. Lower average selling prices, which had an unfavorable impact on net sales of $21.5 million, can be primarily attributed to a decrease in average aluminum market prices.
Operating profit from ongoing operations in the first nine months of 2016 increased in comparison to the first nine months of 2015 by $6.9 million, as a result of higher volume ($0.8 million), improved management of freight logistics and lower utility costs ($2.0 million), lower hiring and training expenses for new hires ($1.3 million), and lower materials, supply and other net costs ($2.8 million, including $0.7 million of construction-related costs incurred in 2015 for the anodizing upgrade project).
Cast House Explosion
As previously disclosed, on June 29, 2016, the Bonnell Aluminum plant in Newnan, Georgia suffered an explosion in the casting department, resulting in injuries to five employees, one seriously. The explosion caused significant damage to the cast house and related equipment. Production in the extrusion and finishing areas of the plant resumed on June 30, 2016. The Company is in the process of replacing the damaged casting equipment and expects the cast house to be back in production by the end of the second quarter of 2017. The Newnan plant is now sourcing raw materials for its extrusion process from other Bonnell plants and from third party vendors.
Bonnell Aluminum has various forms of insurance to cover losses in the event of such incidents. These policies cover damage to buildings and equipment, workers compensation claims, third party claims, business interruption losses and additional expenses incurred as a result of the explosion.

During the third quarter of 2016, Bonnell recognized a gain of $1.9 million for insurance recoveries to-date associated with assets destroyed or damaged (included in “Other income (expense), net” in the Condensed Consolidated Statements of Income - see Note (a) in the Notes to Financial Tables for additional details). The Company also incurred $2.6 million of additional costs during the third quarter, which have been fully offset by insurance recoveries (netted in “Cost of goods sold” in the Condensed Consolidated Statements of Income). As the insurance recovery process progresses, additional insurance recoveries are expected and any associated gains will be recorded.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Bonnell Aluminum were $8.5 million in the first nine months of 2016 compared to $7.1 million in the first nine months of 2015. Capital expenditures are projected to total $17 million in 2016, which includes $5 million for routine capital expenditures required to support operations and $11 million of a total $18 million expected to add extrusions capacity at the Niles, Michigan manufacturing facility. Bonnell Aluminum’s average extrusions capacity utilization currently remains in excess of 90%. Projections of capital expenditures for Bonnell Aluminum in 2016 include expenditures to fix the damage caused by the cast house explosion net of related insurance recoveries. Additional cast house expenditures will continue into the early part of 2017 and will include equipment and facility upgrades of approximately $2 million that will not be covered by insurance reimbursements. Depreciation expense was $6.1 million in the first nine months of 2016 compared to $6.5 million in the first nine months of 2015, and is projected to be $8 million in 2016. Amortization expense was $0.8 million in the first nine months of 2016 and $0.8 million in the first nine months of 2015, and is projected to be $1 million in 2016.
Corporate Expenses, Interest, Taxes & Other
Pension expense was $8.0 million in the first nine months of 2016, a favorable change of $1.2 million from the first nine months of 2015. Most of the impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $10.7 million in 2016. Corporate expenses, net, decreased in 2016 versus 2015. Expenses in the prior year included severance and other employee-related charges of $3.9 million associated with the resignations of the Company’s former chief executive and chief financial officers in the second quarter of 2015. Higher business development costs of $0.4 million in 2016 were offset by the lower pension expense.
Interest expense was $2.9 million in the first nine months of 2016 in comparison to $2.7 million in the first nine months of 2015. Interest expense in 2016 included the write off of $0.2 million in unamortized loan fees from the credit facility that was refinanced in the first quarter of 2016.
The effective tax rate used to compute income tax expense from continuing operations was 7.6% in the first nine months of 2016, compared to an income tax expense computed on a pretax loss resulting in a negative rate of 52.7% in the first nine months of 2015. The low effective tax rate in 2016 was due to a $5.7 million tax benefit from excess foreign tax credits related to the repatriation of cash from operations in Brazil and recognized in the third quarter of 2016 due to an associated accounting method change for tax purposes. The negative rate in 2015 was due to a pretax loss caused by a non-deductible goodwill impairment charge of $44.5 million. The effective tax rate from ongoing operations comparable to the earnings reconciliation table on page 1 was 31.6% for the first nine months of 2016 versus 34.8% in 2015. An explanation of significant differences between the estimated effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2016 and 2015 will be provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (the “Form 10-Q”).
CAPITAL STRUCTURE
Total debt was $91.8 million at September 30, 2016, compared to $104.0 million at December 31, 2015. Net debt (debt in excess of cash and cash equivalents) was $63.4 million at September 30, 2016, compared to $59.8 million at December 31, 2015. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See Note (e) in the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following: we have an underfunded defined benefit (pension) plan to which we will be required to make contributions; our performance is influenced by costs incurred by our operating companies, including, for example, the cost of raw materials and energy; our substantial international operations subject us to risks of doing business in countries outside the U.S., which could adversely affect our consolidated financial condition, results of operations and cash flows; we may not be able to successfully identify, complete or integrate strategic acquisitions; acquired businesses, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; PE Films is highly dependent on sales associated with its top five customers, the largest of which is The Procter & Gamble Company, and the loss or significant reduction of sales associated with one or more of these customers could have a material adverse effect on our business; growth of PE Films depends on its ability to develop and deliver new products at competitive prices; the failure of PE Films’ customers, who are subject to cyclical downturns, to achieve success or maintain market share could adversely impact its sales and operating margins; uncertain economic conditions in Brazil could adversely impact the financial condition, results of operations and cash flows of Flexible Packaging Films; an impairment on our long-lived intangible assets, including goodwill, could have a material non-cash impact on our results of operations; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (“the SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part II, Item 5 of the Form 10-Q and in Part I, Item 1A of Tredegar’s 2015 Annual Report on Form 10-K/A (the “2015 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, including the 2015 Form 10-K.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2015 sales of $896 million. With approximately 2,800 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Sales	$207,702	$223,772	$623,569	$679,188
Other income (expense), net (a)(c)	388	147	1,481	379
	208,090	223,919	625,050	679,567

Cost of goods sold (a)	166,622	182,442	499,504	555,627
Freight	7,153	7,862	21,221	22,930
Selling, R&D and general expenses (a)	21,902	18,483	71,485	65,606
Amortization of intangibles	1,019	990	2,965	3,113
Interest expense	886	901	2,918	2,679
Asset impairments and costs associated with exit and disposal activities, net of adjustments (a)	1,129	2,117	2,355	2,342
Goodwill impairment charge (b)	—	44,465	—	44,465
	198,711	257,260	600,448	696,762
Income (loss) before income taxes	9,379	(33,341)	24,602	(17,195)
Income taxes (benefit) (d)(f)	(2,669)	3,382	1,864	9,064
Net income (loss)	$12,048	$(36,723)	$22,738	$(26,259)

Earnings (loss) per share:
Basic	$0.37	$(1.13)	$0.69	$(0.81)
Diluted	$0.37	$(1.13)	$0.69	$(0.81)

Shares used to compute earnings (loss) per share:
Basic	32,818	32,605	32,730	32,566
Diluted	32,828	32,605	32,733	32,566

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net Sales
PE Films	$82,179	$93,943	$251,473	$292,259
Flexible Packaging Films	27,303	27,155	80,888	77,339
Aluminum Extrusions	91,067	94,812	269,987	286,660
Total net sales	200,549	215,910	602,348	656,258
Add back freight	7,153	7,862	21,221	22,930
Sales as shown in the Condensed Consolidated Statements of Income	$207,702	$223,772	$623,569	$679,188

Operating Profit
PE Films:
Ongoing operations	$9,011	$9,745	$23,564	$35,849
Plant shutdowns, asset impairments, restructurings and other (a)	(1,187)	(2,044)	(3,678)	(2,051)
Flexible Packaging Films:
Ongoing operations	93	4,102	1,184	1,793
Plant shutdowns, asset impairments, restructurings and other (a)	—	—	—	(185)
Goodwill impairment charge (b)	—	(44,465)	—	(44,465)
Aluminum Extrusions:
Ongoing operations	9,427	7,272	27,786	20,863
Plant shutdowns, asset impairments, restructurings and other (a)	1,405	(331)	840	(364)
Total	18,749	(25,721)	49,696	11,440
Interest income	70	76	158	247
Interest expense	886	901	2,918	2,679
Loss on investment accounted for under fair value method (c)	(1,300)	—	(200)	—
Stock option-based compensation costs	31	73	24	571
Corporate expenses, net (a)	7,223	6,722	22,110	25,632
Income (loss) before income taxes	9,379	(33,341)	24,602	(17,195)
Income taxes (benefit) (d)(f)	(2,669)	3,382	1,864	9,064
Net income (loss)	$12,048	$(36,723)	$22,738	$(26,259)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2016	December 31, 2015
Assets
Cash & cash equivalents	$28,356	$44,156
Accounts & other receivables, net	104,394	94,217
Income taxes recoverable	4,622	360
Inventories	73,273	65,325
Prepaid expenses & other	6,351	6,946
Total current assets	216,996	211,004
Property, plant & equipment, net	256,779	231,315
Goodwill & other intangibles, net	152,505	153,072
Other assets	29,490	27,869
Total assets	$655,770	$623,260
Liabilities and Shareholders’ Equity
Accounts payable	$88,073	$84,148
Accrued expenses	36,871	33,653
Total current liabilities	124,944	117,801
Long-term debt	91,750	104,000
Deferred income taxes	19,813	18,656
Other noncurrent liabilities	101,345	110,055
Shareholders’ equity	317,918	272,748
Total liabilities and shareholders’ equity	$655,770	$623,260

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$22,738	$(26,259)
Adjustments for noncash items:
Depreciation	21,004	23,932
Amortization of intangibles	2,965	3,113
Goodwill impairment charge	—	44,465
Deferred income taxes	(5,122)	(7,526)
Accrued pension income and post-retirement benefits	8,168	9,358
Loss on investment accounted for under the fair value method	200	—
Loss on asset impairments and divestitures	412	319
Net gain on sale of assets	—	(11)
Gain from insurance recoveries	(1,634)	—
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(4,919)	(4,725)
Inventories	(5,188)	1,205
Income taxes recoverable/payable	(4,095)	184
Prepaid expenses and other	(514)	(1,141)
Accounts payable and accrued expenses	4,857	(9,028)
Other, net	(4,450)	(544)
Net cash provided by operating activities	34,422	33,342
Cash flows from investing activities:
Capital expenditures	(30,912)	(23,382)
Proceeds from the sale of assets and other	1,399	949
Net cash used in investing activities	(29,513)	(22,433)
Cash flows from financing activities:
Borrowings	61,000	88,000
Debt principal payments	(73,250)	(91,250)
Dividends paid	(10,834)	(10,130)
Debt financing costs	(2,509)	(78)
Proceeds from exercise of stock options and other	2,073	2,794
Net cash used in financing activities	(23,520)	(10,664)
Effect of exchange rate changes on cash	2,811	(3,692)
Decrease in cash and cash equivalents	(15,800)	(3,447)
Cash and cash equivalents at beginning of period	44,156	50,056
Cash and cash equivalents at end of period	$28,356	$46,609

Notes to the Financial Tables
(Unaudited)
(a) Losses associated with plant shutdowns, asset impairments, restructurings and other items for continuing operations in the third quarter and first nine months of 2016 and 2015 detailed below are shown in the statement of net sales and operating profit by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.
Plant shutdowns, asset impairments, restructurings and other items in the third quarter of 2016 include:

•
Net pretax income of $1.7 million related to the explosion that occurred in the second quarter of 2016 at Bonnell’s aluminum extrusions manufacturing facility in Newnan, Georgia, which includes the recognition of a gain of $1.9 million for a portion of the insurance recoveries approved by the insurer to begin the replacement of capital equipment, offset by the impairment of equipment damaged by the explosion of $0.3 million (net amount included in “Other income (expense), net” in the condensed consolidated statements of income), and the reversal of an accrual for costs related to the explosion of $50,000 (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income).

•
Pretax charges of $1.1 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of severance and other employee-related costs of $0.3 million, asset impairments of $0.1 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.6 million ($0.4 million is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in PE Films ($0.1 million) and Corporate ($0.2 million) (included in “Corporate expenses, net” in the statement of net sales and operating profit by segment); and

•	Pretax charges of $0.3 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other items in the first nine months of 2016 include:

•
Net pretax income of $1.1 million related to the explosion that occurred in the second quarter of 2016 at Bonnell’s aluminum extrusions manufacturing facility in Newnan, Georgia, which includes the recognition of a gain of $1.9 million for a portion of the insurance recoveries approved by the insurer to begin the replacement of capital equipment, offset by the impairment of equipment damaged by the explosion of $0.3 million (net amount included in “Other income (expense), net” in the condensed consolidated statements of income) and other costs related to the explosion not recoverable from insurance of $0.5 million (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income).

•
Pretax charges of $3.6 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of severance and other employee-related costs of $0.9 million, asset impairments of $0.4 million, accelerated depreciation of $0.4 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $1.9 million ($1.4 million is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.4 million associated with a non-recurring business development project (included in “Selling, R&D and general expenses” in the consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•
Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in PE Films ($0.1 million) and Corporate ($0.2 million) (included in “Corporate expenses, net” in the statement of net sales and operating profit by segment); and

•	Pretax charges of $0.3 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other items in the third quarter of 2015 include:

•
Pretax charges of $1.2 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of severance and other employee-related costs of $0.3 million, asset impairments of $0.3 million, accelerated depreciation of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.3 million ($46,000 is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.9 million for severance and other employee-related costs associated with restructurings in PE Films ($0.9 million), Aluminum Extrusions ($35,000) and Corporate ($26,000) (included in “Corporate expenses, net” in the statement of net sales and operating profit by segment); and

•	Pretax charges of $0.3 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other items in the first nine months of 2015 include:

•
Pretax charges of $3.9 million (included in “Selling, R&D and general expense” in the condensed consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment) for severance and other employee-related costs associated with the resignation of the Company’s former chief executive and chief financial officers;

•
Pretax charges of $1.2 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of severance and other employee-related costs of $0.3 million, asset impairments of $0.3 million, accelerated depreciation of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.3 million ($46,000 is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charge of $1.1 million for severance and other employee-related costs associated with restructurings in PE Films ($0.9 million), Flexible Packaging Films ($0.2 million), Aluminum Extrusions ($35,000) and Corporate ($26,000) (included in “Corporate expenses, net” in the statement of net sales and operating profit by segment); and

•	Pretax charges of $0.3 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.

(b)
Goodwill impairment charge of $44.5 million ($44.5 million after taxes) recognized in Flexible Packaging Films in the third quarter of 2015 upon completion of an impairment analysis performed as of September 30, 2015. This non-operating, non-cash charge, as computed under GAAP, resulted from continuing competitive pressures primarily related to ongoing unfavorable economic conditions in its primary market of Brazil and excess global capacity in the industry.

(c) Unrealized losses on the Company’s investment in kaleo, Inc. (“kaléo”) of $1.3 million and $0.2 million were recognized in the third quarter and first nine months of 2016, respectively (no unrealized gains or losses were recorded in the first nine months of 2015). The change in the estimated fair value of the Company’s holding in kaléo in the third quarter of 2016 primarily related to the continuing assessment of market dynamics and pricing uncertainties associated with the reintroduction of the Auvi-Q product, with current quarter changes in the projections being revised to reflect a more conservative outlook. The change in the estimated fair value of the Company’s holding in kaléo in the first nine months of 2016 was primarily attributed to the aforementioned uncertainties about reintroducing Auvi-Q, partially offset by favorable adjustments in the fair value for the passage of time and with the negotiated terms of the termination of Sanofi’s exclusive rights license for Auvi-Q and Allerject in North America and the return of such rights to kaléo.

(d)
Income taxes in the first nine months of 2016 and 2015 included the partial reversal of a valuation allowance of $0.1 million and $0.3 million, respectively, related to the expected limitations on the utilization of assumed capital losses on certain investments that were recognized in prior years. The 2016 low effective tax rate is due to the $5.7 million tax benefit from excess foreign tax credits that are related to the repatriation of cash from Brazil. The recognition in the third quarter of 2016, instead of the second quarter of 2016, is due to an accounting method change that was filed along with the Federal income tax return in the third quarter.

(e)	Net debt is calculated as follows:

(in millions)	September 30,	December 31,
	2016	2015
Debt	$91.8	$104.0
Less: Cash and cash equivalents	28.4	44.2
Net debt	$63.4	$59.8
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(f) Tredegar’s presentation of net income (loss) and earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three and nine months ended September 30, 2016 and 2015 are shown below in order to show the impact on the effective tax rate:

(in millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended September 30, 2016	(a)	(b)		(b)/(a)
Net income reported under GAAP	$9.4	$(2.6)	$12.0	(28.5)%
Losses associated with plant shutdowns, asset impairments and restructurings	1.6	0.5	1.1
Losses from sale of assets and other	(0.4)	5.3	(5.7)
Net income from ongoing operations	$10.6	$3.2	$7.4	30.8%
Three Months Ended September 30, 2015
Net income (loss) reported under GAAP	$(33.3)	$3.4	$(36.7)	(10.1)%
Losses associated with plant shutdowns, asset impairments and restructurings	2.4	0.9	1.5
Goodwill impairment charge	44.5	—	44.5
Net income from ongoing operations	$13.5	$4.3	$9.3	31.5%
Nine Months Ended September 30, 2016
Net income reported under GAAP	$24.6	$1.9	$22.7	7.6%
Losses associated with plant shutdowns, asset impairments and restructurings	4.2	1.5	2.7
(Gains) losses from sale of assets and other	(0.6)	5.5	(6.1)
Net income from ongoing operations	$28.2	$8.9	$19.3	31.6%
Nine Months Ended September 30, 2015
Net income (loss) reported under GAAP	$(17.2)	$9.1	$(26.3)	(52.7)%
Losses associated with plant shutdowns, asset impairments and restructurings	2.6	0.9	1.7
Losses from sale of assets and other	3.9	1.8	2.2
Goodwill impairment charge	44.5	—	44.5
Net income from ongoing operations	$33.8	$11.8	$22.1	34.8%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com